Exhibit 10.1

THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”), dated June 26, 2015, is entered into by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), and THE SPECTRANETICS CORPORATION, a Delaware corporation (“Company”).

RECITALS

Company and Wells Fargo are parties to a Credit and Security Agreement dated February 25, 2011 (as amended from time to time, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Exhibit A to the Credit Agreement is amended by adding or amending and restating, as the case may be, the following definitions:

“Affiliate” or “Affiliates” means AngioScore, Spectranetics International B.V., Spectranetics II B.V., Spectranetics France SARL, Spectranetics Austria, GmbH, Spectranetics Deutschland GmbH, Spectranetics Switzerland GmbH, Spectranetics Denmark Aps, Spectranetics Australia Pty Ltd and any other Person controlled by, controlling or under common control with Company, including without limitation any Subsidiary of Company.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Bank Product Provider” means Wells Fargo or any of its affiliates that provide Bank Products to Company.

“Bank Products” means any one or more of the following financial products or accommodations extended to Company by a Bank Product Provider:  (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) cash management and related services (including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements), or (g) transactions under any Hedge Agreement.

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its Permitted Discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, including reserves for Bank Products, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, Real Property Collateral, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)                                 Accounts that the account debtor has failed to pay within 60 days of original due date, not to exceed 120 days from original invoice date;

(b)                                 Accounts with selling terms of more than 90 days;

(c)                                  That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset (including a claim of deferred revenue offset) or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(d)                                 That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor including credit card and C.O.D. sales;

(e)                                  Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(f)                                   Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(g)                                  Accounts denominated in any currency other than United States Dollars;

(h)                                 Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;

(i)                                     Accounts owed by an account debtor that is insolvent or is the subject of bankruptcy proceedings or that has gone out of business;

(j)                                    Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;

(k)                                 Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(l)                                     That portion of Accounts that has been restructured, extended, amended or modified;

(m)                             That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(n)                                 Accounts owed by an account debtor and its affiliates, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;

(o)                                 Accounts owed by an account debtor and its affiliates, regardless of whether otherwise eligible, if 50% or more of the total amount of Accounts due from such account debtor is ineligible under clauses (a), (c), or (l) above; and

(p)                                 Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its Permitted Discretion.

“Eligible Equipment” means that Equipment of Company designated by Wells Fargo as eligible from time to time in its Permitted Discretion, but excluding Equipment having any of the following characteristics:

(a)                                 Equipment that is subject to any Lien other than in favor of Wells Fargo;

(b)                                 Equipment in which Wells Fargo does not hold a first priority security interest;

(c)                                  Equipment that is obsolete or not currently saleable;

(d)                                 Equipment that is not covered by standard “all risk” hazard insurance for an amount equal to its forced liquidation value;

(e)                                  Equipment that requires proprietary software in order to operate in the manner in which it is intended when such software is not freely assignable to Wells Fargo or any potential purchaser of such Equipment;

(f)                                   Equipment consisting of computer hardware, software, tooling, or molds; and

(g)                                  Equipment otherwise deemed unacceptable by Wells Fargo in its Permitted Discretion.

“Eligible Equipment Sublimit” means $2,125,850, which amount shall be reduced on the first day of each month by $44,288.54, beginning on August 1, 2015 and continuing on the first day of each month thereafter, until reduced to $0.  For purposes of clarity, the term “Eligible Equipment Sublimit” shall mean the Eligible Equipment Sublimit as in effect from time to time.

“Eligible Foreign Account Debtor” means each account debtor of Company which is located in, and organized under the laws of, any jurisdiction set forth in Schedule R and which has been approved in writing by Wells Fargo, in its sole discretion, as an “Eligible Foreign Account Debtor”.  Notwithstanding the foregoing, Wells Fargo may at any time (and from time to time), in its sole discretion, rescind an account debtor’s status as an “Eligible Foreign Account Debtor” upon written notice to Company, whereupon such account debtor shall cease to be an “Eligible Foreign Account Debtor” hereunder and all Accounts due from such account debtor shall cease to constitute Eligible Foreign Accounts (if any) for purposes hereof, in each case effective on the date that is ten (10) days after written notification from Wells Fargo to Company of the rescission of such status as an Eligible Foreign Account Debtor; provided, further, that during such ten (10) day period, (i) Wells Fargo shall not be required to make any additional Advances or issue any additional Letters of Credit if such an Advance or Letter of Credit would result in an Overadvance (calculated as though the rescission of such account debtor’s status as an Eligible Foreign Account Debtor had already become effective), and (ii) the unpaid principal amount of the Revolving Note plus the L/C Amount, on an aggregate basis, shall not exceed the unpaid principal amount of the Revolving Note plus the L/C Amount that existed immediately prior to such rescission (unless otherwise permitted by Wells Fargo in Wells Fargo’s sole discretion).

“Eligible Foreign Accounts” means (without duplication of any Eligible Account) Eligible Accounts of Company due from Eligible Foreign Account Debtors, which Accounts (a) are invoiced and collected in the United States (by Company), (b) qualify as Eligible Accounts (except solely as a result of the application of the exclusionary criteria contained in clause (h) of the definition of Eligible Accounts), and (c) satisfy one or more of the following criteria:  (i) the Account is backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, (ii) the account debtor is an Eligible Foreign Account Debtor that has a credit rating from S&P of not less than “BBB-”, (iii) the account debtor is an Eligible Foreign Account Debtor that is a wholly-owned subsidiary of a Person (other than a natural person) organized under and domiciled in the United States that Wells Fargo has deemed to be credit-worthy in its sole discretion, or (iv) the account debtor is an Eligible Foreign Account Debtor that Wells Fargo has deemed to be credit-worthy in its sole discretion.

“Eligible Inventory” means all Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)                                 Inventory that is: in-transit (other than Inventory in-transit between Company’s locations); located at any warehouse, job site or other premises not subject to a lien waiver agreement reasonably acceptable to Wells Fargo; not subject to a perfected first priority Lien in Wells Fargo’s favor; subject to any Lien or encumbrance that is subordinate to Wells Fargo’s first priority Lien; covered by any negotiable or non negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)                                 Supplies, packaging, parts or sample Inventory, or customer supplied parts or Inventory;

(c)                                  Work-in-process Inventory;

(d)                                 Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)                                  Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(f)                                   Inventory that is perishable or live;

(g)                                  Inventory manufactured by Company pursuant to a license unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(h)                                 Inventory that is subject to a Lien in favor of any Person other than Wells Fargo;

(i)                                     Inventory stored at locations (other than Company’s locations) holding less than $1,000,000 in aggregate value of Company’s Inventory; and

(j)                                    Inventory otherwise deemed ineligible by Wells Fargo in its Permitted Discretion.

“Eligible Stellarex Equipment” means Eligible Equipment purchased by Company during the period beginning on a date mutually and reasonably agreed upon by Company and Wells Fargo through and including December 31, 2015, and located at 6519 Dumbarton Circle, Fremont, California, for which Wells Fargo has received an appraisal, the results of which must be satisfactory to Wells Fargo.  For purposes of clarity, Eligible Stellarex Equipment shall be eligible under the Borrowing Base only after (i) Wells Fargo has received satisfactory appraisal results with respect to such Equipment, and (ii) a Net Forced Liquidation Value has been established for such Equipment.

“Eligible Stellarex Equipment Sublimit” means the lesser of (a) 100% of the Net Forced Liquidation Value of the Eligible Stellarex Equipment and (b) $5,000,000, which amount shall be reduced on the first day of each month by an amount equal to the lesser of (x) 1/48 of the Net Forced Liquidation Value of the Eligible Stellarex Equipment and (y) $104,166.67, beginning on the first day of the month following the date that is thirty (30) days after the date that Wells Fargo has received satisfactory appraisal results with respect to the Eligible Stellarex Equipment and continuing on the first day of each month thereafter, until reduced to $0.  For purposes of clarity, the term “Eligible Stellarex Equipment Sublimit” shall mean the Eligible Stellarex Equipment Sublimit as in effect from time to time.

“Extended Terms” means Accounts that, by their terms, are due and payable more than thirty (30) days from the date of invoice.

“Indebtedness” is used in its most comprehensive sense and means, without duplication, (a) any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including all obligations arising under any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., and (b) all debts, obligations, liabilities, reimbursement obligations, fees, or expenses owing by Company to a Bank Product Provider with respect to any Bank Product, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising, in each case whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Liquidity” means the sum of (a) the amount, if any, by which the Borrowing Base up to the amount of the Maximum Line Amount exceeds the unpaid principal amount of the Revolving Note plus the L/C Amount, plus (b) the aggregate amount of unrestricted cash and securities held by Company in deposit accounts and securities accounts maintained at banks in the United States.

“Maturity Date” means June 26, 2019.

“Material Adverse Effect” means any of the following:

(a)                                 A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Company;

(b)                                 A material adverse effect on the ability of Company to perform its obligations under the Loan Documents or any other document or agreement related to this Agreement;

(c)                                  A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including without limitation a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(d)                                 Any claims against Company or threats of litigation which if determined adversely to Company would cause Company to be liable to pay an amount exceeding $5,000,000 individually or $7,500,000 in the aggregate or would result in the occurrence of an event described in clauses (a), (b) and (c) above.

“Maximum Line Amount” means $65,000,000; provided that such amount may be (a) decreased by permanent reductions in such amount made in accordance with Section 1.9(a), in which event it means such lower amount, or (b) increased, during the period beginning June 27, 2015 through and including June 26, 2018, by up to an additional $15,000,000 in the aggregate, so long as Wells Fargo consents to each such increase in its sole discretion and the following conditions precedent have been satisfied with respect to each such increase:  (i) Company has provided Wells Fargo with at least forty-five (45) days’ prior written notice, executed by an authorized Officer, of Company’s desire to increase the Maximum Line Amount (as used in this definition, a

“Line Increase Notice”); (ii) Wells Fargo shall have completed all collateral due diligence, the results of which must be satisfactory to Wells Fargo, and obtained all credit approvals necessary for an increase to the Maximum Line Amount; (iii) Company shall have executed and delivered to Wells Fargo an amended and restated Revolving Note reflecting the increase to the Maximum Line Amount, (iv) Company shall have paid the applicable increase origination fee set forth in Section 1.7(a); (v) only three (3) such increases shall be permitted, and each such increase shall be in multiples of $1,000,000 and in an amount not less than $5,000,000; provided that the Maximum Line Amount as increased shall not exceed $80,000,000; and (vi) no Event of Default shall have occurred and be continuing as of both the date of the Line Increase Notice and as of the date that the Maximum Line Amount increase becomes effective.  The effective date of the increase of the Maximum Line Amount shall be forty-five (45) days after receipt of the Line Increase Notice by Wells Fargo or earlier if agreed by Wells Fargo in writing, provided all of the foregoing conditions have been satisfied as determined by Wells Fargo.  For purposes of clarity, the term “Maximum Line Amount” shall mean the Maximum Line Amount as in effect from time to time.

“Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (d) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Forced Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally managed forced sale public auction conducted without reserve under economic trends current within 60 days of the appraisal, which opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.

“Net Orderly Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually twelve to sixteen weeks for Inventory, and six to nine months for Equipment), under the economic trends existing at the time of the appraisal.

“Real Property Collateral” means the real property identified on Exhibit B and any real property hereafter acquired by Company.

“Real Property Collateral Sublimit” means, beginning on the date after Wells Fargo has received a phase-II environmental report with respect to the Real Property Collateral (the environmental consultants retained for such reports, the scope of the reports, and the results thereof shall be acceptable to Wells Fargo), $840,000, which amount shall be reduced on the first day of each month by $7,000, beginning on the first day of the month following the date that is thirty (30) days after the date that Wells Fargo has received such phase-II environmental report with respect to the Real Property Collateral and continuing on the first day of each month thereafter, until reduced to $0.  For purposes of clarity, the term “Real Property Collateral Sublimit” shall mean the Real Property Collateral Sublimit as in effect from time to time.

2.                                      Exhibit A to the Credit Agreement is further amended by deleting the defined terms “Calculation Dates and Periods”, “Capital Expenditures”, “Corporate Integrity Agreement”, “Non-Prosecution Agreement” and “WFBC Base Rate”.

3.                                      Section 1.1(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) the Maximum Line Amount, or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo reasonably believes that an Advance would result in an Event of Default.”

4.                                      Section 1.1(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)                           Maturity and Termination Dates.  Company may request Line of Credit Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of:  (i) the Maturity Date, (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default.  (The earliest of these dates is the “Termination Date.”).  On the Termination Date, all obligations of Wells Fargo to provide Advances or other extensions of credit under this Agreement will automatically terminate and all of the Indebtedness (other than Indebtedness under any Rate Hedge Agreement, which will be terminated pursuant to the applicable Rate Hedge Agreement) will immediately become due and payable without notice or demand, and Company will immediately repay all of the Indebtedness in full (including making any payments to Wells Fargo required by Section 1.11).  No termination of the obligations of Wells Fargo will relieve or discharge Company of its duties, obligations, or covenants under this Agreement or under any other Loan Document.  The relevant Bank Product Provider and Wells Fargo may require cash collateralization of Indebtedness with respect to any then existing Bank Product in an amount acceptable to such Bank Product Provider and Wells Fargo.”

5.                                      Section 1.2(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     85% or such lesser percentage of Eligible Accounts (other than Eligible Accounts with Extended Terms, Rent Receivables Accounts and Eligible

Foreign Accounts) as Wells Fargo in its Permitted Discretion may deem appropriate, plus

(ii)                                  the lesser of (A) 85% or such lesser percentage of Eligible Accounts with Extended Terms as Wells Fargo in its Permitted Discretion may deem appropriate or (B) $5,000,000, plus

(iii)                               the lesser of (A) 85% or such lesser percentage of Eligible Accounts consisting of Rent Receivables Accounts as Wells Fargo in its Permitted Discretion may deem appropriate or (B) $1,500,000, plus

(iv)                              the lesser of (A) 85% or such lesser percentage of Eligible Foreign Accounts (other than Eligible Foreign Accounts with Extended Terms) as Wells Fargo in its Permitted Discretion may deem appropriate or (B) $5,000,000, plus

(v)                                 the lesser of (A) 85% or such lesser percentage of Eligible Foreign Accounts with Extended Terms as Wells Fargo in its Permitted Discretion may deem appropriate or (B) $2,000,000, plus

(vi)                              the lesser of (A) the sum of (I) 61.54% or such lesser percentage of Eligible Inventory consisting of finished goods as Wells Fargo in its Permitted Discretion may deem appropriate, plus (II) 2.8% or such lesser percentage of Eligible Inventory consisting of raw materials as Wells Fargo in its Permitted Discretion may deem appropriate, in each case valued at the lower of cost or market in accordance with GAAP, (B) 85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory as Wells Fargo in its Permitted Discretion may deem appropriate, or (C) $10,000,000, plus

(vii)                           the lesser of (A) 100% or such lesser percentage of the Net Forced Liquidation Value of Eligible Equipment (other than Eligible Stellarex Equipment) as Wells Fargo in its Permitted Discretion may deem appropriate, or (B) the Eligible Equipment Sublimit, plus

(viii)                        the lesser of (A) 90% or such lesser percentage of the cost of Eligible Stellarex Equipment (excluding all “soft” costs such as taxes, freight and installation charges for such Eligible Stellarex Equipment, as determined by Wells Fargo in its Permitted Discretion) as Wells Fargo in its Permitted Discretion may deem appropriate, (B) 100% or such lesser percentage of the Net Forced Liquidation Value of Eligible Stellarex Equipment as Wells Fargo in its Permitted Discretion may deem appropriate, or (C) the Eligible Stellarex Equipment Sublimit, plus

(ix)                              the lesser of (A) 60% or such lesser percentage of the fair market value of the Real Property Collateral as Wells Fargo in its Permitted Discretion may deem appropriate, or (B) the Real Property Collateral Sublimit, less

(x)                                 the Borrowing Base Reserve, less

(xi)                              Indebtedness that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(xii)                           Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its Permitted Discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.”

6.                                      Section 1.3(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)                           Advances upon Company’s Request.  Company may request one or more Advances on any Business Day.  Each request shall be deemed a request for an Advance referencing Daily Three Month LIBOR (each, a “Floating Rate Advance”).  No request for an Advance will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.”

7.                                      Section 1.6(a) and Section 1.6(b) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(a)                           Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:  The “Floating Rate” for Line of Credit Advances is equal to an interest rate equal to Daily Three Month LIBOR plus the applicable Margin, which interest rate shall change whenever Daily Three Month LIBOR changes.

(i)                                     The Margin through and including the first adjustment occurring as specified below shall be two and one quarter of one percent (2.25%).  Except as set forth in Section 1.6(a)(ii), the Margin shall be adjusted on the first calendar day of the month following the month of receipt by Wells Fargo of Company’s monthly financial statements pursuant to Section 5.1(b) on the basis of the Liquidity of Company as of the last day of the previous month, in accordance with the following table:

Liquidity	Margin

Liquidity is less than $35,000,000.	2.50%

Liquidity is $35,000,000 or more but less than $55,000,000.	2.25%

Liquidity is $55,000,000 or more.	2.00%

(ii)                                  If Company fails to timely deliver to Wells Fargo its monthly financial statements pursuant to Section 5.1(b) as agreed or an Event of Default has occurred and is continuing, no reduction in Margin shall be made.  Upon the occurrence of an Event of Default, Wells Fargo may increase the Margin to the highest agreed upon Margin and impose the Default Rate.

(iii)                               If amended or restated financial statements would change a previously calculated Margin, or if Wells Fargo determines that any financial statements have materially misstated Company’s financial condition, then Wells Fargo may, using the most accurate information available to it, recalculate the financial test or tests governing the Margin and retroactively reduce or increase the Margin from the date of receipt of such amended or restated financial statements and charge Company additional interest, which may be imposed on it from the beginning of the appropriate month to which the restated statements or recalculated financial tests relate or to the beginning of the month in which any Event of Default has occurred, as Wells Fargo in its sole discretion deems appropriate.

(b)                                 Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period, a “Default Period”), or during a time period specified in Section 1.8, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the unpaid principal amount of the Revolving Note shall bear interest at a rate that is two percent (2.0%) above the contractual rate set forth in Section 1.6(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the day on which such Event of Default occurs through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.”

8.                                      Section 1.7(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           Origination Fees.  Company shall pay Wells Fargo a one time origination fee of $65,000, which shall be fully earned and payable on June 26, 2015.  Each time the Maximum Line Amount is increased after June 26, 2015, Company shall pay Wells Fargo a non-refundable increase origination fee equal to one eighth of one percent (0.125%) of the amount of such increase in the Maximum Line Amount, which fee shall be fully earned and payable at the time such increase becomes effective.”

9.                                      Section 1.7(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c)                            Collateral Exam and Appraisal Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits, inspections or appraisals conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $1,000 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection, and Company shall pay Wells Fargo’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Wells Fargo; but Company shall not, with the exception of fees, costs, and expenses incurred during Default Periods, be required to reimburse Wells Fargo for more than (i) (A) two (2) collateral exams or inspections per year and (B) one (1) appraisal of Company’s Inventory per year, in each case as long as Liquidity at all times is equal to or exceeds $35,000,000, and (ii) (A) four (4) collateral exams or inspections per year, (B) two (2) appraisals of Company’s Inventory per year, (C) one (1) appraisal of Company’s Equipment per year and (D) one (1) appraisal of each parcel of Real Property Collateral per year at all other times; provided that the total amount payable by Company with respect to any single collateral exam or inspection conducted pursuant to clause (i)(A) or (ii)(A) shall not exceed an amount mutually and reasonably agreed upon by Company and Wells Fargo on or before January 31, 2016.”

10.                               Section 1.7(f) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(f)                             Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of two percent (2.0%) of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase by an additional two percent (2.0%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.”

11.                               Section 1.10(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company’s account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of:  (i) $3,000,000 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount.”

12.                               Section 5.1(a) of the Credit Agreement is hereby amended to replace “Ehrhardt Keefe Steiner Hottman PC” with “KPMG LLP”.

13.                               Section 5.1(b) and Section 5.1(c) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(b)                           Monthly Financial Statements.  As soon as available and in any event within 20 days after the end of each month, a Company prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year-to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief financial officer.

(c)                                  Collateral Reports.  No later than 10 days after each month end (or more frequently if Wells Fargo shall request it), a detailed aging of Company’s accounts receivable and a detailed aging of Company’s accounts payable, in each case as of the end of that month or shorter time period requested by Wells Fargo.”

14.                               Section 5.1(e), Section 5.1(f) and Section 5.1(g) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(e)                            Supplemental Reports.  (i) As long as Liquidity at all times is equal to or more than $35,000,000, monthly, or more frequently if Wells Fargo requests, a completed Wells Fargo standard form “daily collateral report”, together with receivables schedules, collection reports and credit memos, and (ii) at all other times, weekly, or more frequently if Wells Fargo requests, a completed Wells Fargo standard form “daily collateral report”, together with receivables schedules, collection reports and credit memos.

(f)                                   Litigation. No later than five days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $1,500,000, net of expected insurance proceeds.

(g)                                  Intellectual Property. (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to acquire such rights; (ii) except for transfers permitted under Section 5.17, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company’s Intellectual Property Rights by any Person, (B) claims that Company is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company’s Intellectual Property Rights, in the case of (A), (B) or (C) that is reasonably likely to have a Material Adverse Effect on Company; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s Intellectual Property Rights.”

15.                               Section 5.1(i) and Section 5.1(j) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(i)                               Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $750,000 in the aggregate during any fiscal year and (ii) credit memos not previously reported in Section 5.1(e).

(j)                                    Changes in Authorized Officers.  Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Officers that have been certified to Wells Fargo as being authorized to sign and act on behalf of Company.”

16.                               Section 5.1(o) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(o)                           [Reserved.]”

17.                               Section 5.1(q) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(q)                           Liquidity.  Promptly but in any event within three Business Days of the occurrence thereof, a Record notifying Wells Fargo if Liquidity at any time is less than $35,000,000.”

18.                               Section 5.2, Section 5.3, Section 5.4 and Section 5.5 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“5.2                         Financial Covenant.  Company agrees to comply with the financial covenant described below, which shall be calculated using GAAP consistently applied, except as the calculation of such financial covenant may be otherwise modified by the defined terms used herein:  Company shall maintain its Liquidity at all times in the amount of not less than $25,000,000, of which at least $5,000,000 must be an amount by which the Borrowing Base up to the amount of the Maximum Line Amount exceeds the unpaid principal amount of the Revolving Note plus the L/C Amount, determined as of the end of each month.

5.3                               Other Liens and Permitted Liens.

(a)                                 Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company’s business or operations as presently conducted; (ii) Liens in existence on the Execution Date that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value and so long as no Default Period is then in existence and none would exist immediately after such acquisition; (v) Liens for taxes not yet due and payable, and (vi) Liens securing Indebtedness permitted pursuant to Section 5.4.

(b)                                 Financing Statements. Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company’s assets, other than Wells Fargo. Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4                               Indebtedness. Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F; (c) the AngioScore Convertible Notes; (d) indebtedness secured by Permitted Liens; (e) indebtedness related to commercial credit cards that, in the aggregate outstanding at any one time, does not exceed $2,000,000, which indebtedness may be secured by a Letter of Credit; and (f) unsecured Indebtedness not included in (a) through (e) above that, in the aggregate outstanding at any one time, does not exceed $5,000,000.

5.5                               Guaranties. Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Execution Date and described in Exhibit F, and (c) guaranties in connection with the obligations of one or more Guarantors that, in the aggregate outstanding at any one time, do not exceed $5,000,000.”

19.                               Section 5.17 and Section 5.18 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“5.17                  Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than (i) the sale of Inventory in the ordinary course of business, (ii) the sales of product lines, Equipment, facilities, and real property that are obsolete or being phased out of use for business purposes or have reached the end of their useful life to Company in an amount not to exceed $1,000,000 in the aggregate without the prior consent of Wells Fargo delivered to Company in an Authenticated Record, or (iii) the sales of other assets in an amount not to exceed $5,000,000 in the aggregate without the prior consent of Wells Fargo delivered to Company in an Authenticated Record; provided, that the Net Cash Proceeds of any sale of Company’s assets permitted under clauses (ii) and (iii) above shall be applied to amounts outstanding, if any, under the applicable portion of the Borrowing Base set forth in Section 1.2(a) (vii), (viii) or (ix), as applicable. Company shall not liquidate, dissolve or suspend business operations.  Company shall not liquidate, dissolve or suspend business operations.  Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with contract manufacturing, sales of Inventory or the provision of services to its customers.

5.18                        Consolidation and Merger; Asset Acquisitions. Unless Wells Fargo otherwise consents in an Authenticated Record delivered to Company, which consent shall not be unreasonably withheld, Company shall not (a) consolidate with or merge into any other entity, or (b) with respect to transactions each with an aggregate purchase price in excess of $5,000,000 (whether payable in cash, notes, stock or otherwise), permit any other entity to merge into it or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity; provided that, with respect to this clause (b), Company (i) has provided Wells Fargo with at least sixty (60) days’ prior written notice of any such merger or acquisition and (ii) is in pro forma compliance with Section 5.2 after giving effect to any such merger or acquisition.

Notwithstanding anything contained in Section 5.17 or Section 5.18 to the contrary, Company shall be permitted, after having provided Wells Fargo with at least twenty (20) days’ prior written notice, to (x) merge AngioScore with or into Company (or any other co-borrower hereunder), so long as Company (or such other co-borrower) is the surviving entity or (y) transfer and assign all of the assets and liabilities of AngioScore to Company (or any other co-borrower hereunder) and subsequently liquidate or dissolve AngioScore.”

20.                               Section 5.9(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c)                            Collateral Exams, Inspections and Appraisals.  Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to conduct inspections, exams and appraisals of the Collateral or any other property of Company at any time during ordinary business hours.”

21.                               Section 6.1(g) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(g)                            [Reserved.]”

22.                               Section 6.1(i) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(i)                               Any final, non-appealable arbitration awards, judgments, or decrees or orders for the payment of money in an amount in excess of $5,000,000 individually or

$7,500,000 in the aggregate which are not insured or subject to indemnity, are entered against Company which are not immediately stayed or appealed;”

23.                               Section 6.1(p) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(p)                           The chief executive officer, chief financial officer, controller, assistant controller, or any other officer that has been certified to Wells Fargo as being authorized to sign and act on behalf of Company or to request Advances is indicted for a felony offense under state or federal law, or Company hires any such officer who has been convicted of any such felony offense; or”

24.                               Exhibit B, Exhibit D and Exhibit F to the Credit Agreement and Schedule D to the Credit Agreement are hereby updated and amended, and Schedule R to the Credit Agreement is hereby added, as provided in Annex A hereto.

25.                               No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

26.                               Conditions Precedent.  This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)                                 The First Amended and Restated Revolving Note in the original principal amount of $65,000,000, duly executed on behalf of Company.

(b)                                 A Deed of Trust with respect to the Real Property Collateral, duly executed on behalf of Company.

(c)                                  A Patent and Trademark Security Agreement, duly executed on behalf of Company.

(d)                                 A Guaranty by AngioScore, a Guarantor Security Agreement with AngioScore and a Certificate of Authority of Guarantor, each duly executed on behalf of AngioScore.

(e)                                  A Certificate of Authority of Company certifying as to (i) the resolutions of the board of directors of Company approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of Company dated as of February 25, 2011, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of Company dated as of February 25, 2011, as being authorized to sign and to act on behalf of Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of Company.

(f)                                   Evidence that Liquidity (based on the cash balance of Company on or about the effective date of this Amendment and the Borrowing Base determined as of May 31, 2015) is equal to or exceeds $50,000,000.

(g)                                  Payment of the $65,000 origination fee described in Paragraph 8.

(h)                                 Such other matters as Wells Fargo may require.

27.                               Conditions Subsequent.  The obligation of Wells Fargo to continue to make Advances (or otherwise extend credit under the Credit Agreement) is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Company to so perform or cause to be performed such conditions subsequent as and when required shall constitute an Event of Default):

(a)                                 On or before July 2, 2015, or such later date as Wells Fargo shall agree to in writing, Wells Fargo shall have received copies of updated certificates of insurance evidencing that Company and AngioScore maintain insurance as described in Section 5.14 of the Credit Agreement.

(b)                                 On or before July 24, 2015, or such later date as Wells Fargo shall agree to in writing, Wells Fargo shall have received a phase-II environmental report with respect to the Real Property Collateral; the environmental consultants retained for such reports, the scope of the reports, and the results thereof shall be acceptable to Wells Fargo.

(c)                                  On or before August 7, 2015, or such later date as Wells Fargo shall agree to in writing, Company shall provide to Wells Fargo a Landlord’s Disclaimer and Consent, in form and substance satisfactory to Wells Fargo, with respect to Company’s locations at (i) 5005 and 5055 Brandin Court, Fremont, CA, (ii) 6655 Wedgwood Road, Maple Grove MN, (iii) 9945 Federal Drive, Colorado Springs, CO, and (iv) 6531 Dumbarton Circle, Fremont, CA.

(d)                                 On or before September 25, 2015, or such later date as Wells Fargo shall agree to in writing, Company shall transfer to a deposit account maintained with Wells Fargo all funds in any of Company’s deposit accounts, money market accounts or investment accounts requested by Wells Fargo in its Permitted Discretion that Company maintains with banks other than Wells Fargo.

28.                               Accounts of Non-U.S. Affiliates.  Company may request that Wells Fargo add any of its wholly-owned, non-U.S. Affiliates as borrowers to the Credit Agreement and include a sublimit in the Borrowing Base consisting of the lesser of (a) $5,000,000 and (b) the sum of (i) 85% or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate of eligible Accounts generated by such non-U.S. Affiliates owed by account debtors located in The Netherlands, plus (ii) the lesser of (A) $1,000,000 and (B) 85% or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate of eligible Accounts generated by such non-U.S. Affiliates owed by account debtors located outside of The Netherlands.  Wells Fargo is willing to make such changes to the Credit Agreement and the Borrowing Base subject to (i) completion of its collateral due diligence with respect to the assets of the non-U.S. Affiliates that Company requests be added to the Credit Agreement, including account verifications, the results of which must be satisfactory to Wells Fargo, (ii) obtaining all necessary credit approvals, and (iii) receiving satisfactory documentation, including an Amended and Restated Credit and Security Agreement, such Security Documents necessary to perfect Wells Fargo’s Liens in Company’s direct or indirect equity in such non-U.S. Affiliates and in the assets of such non-U.S. Affiliates, and such other documents, instruments and agreements.

29.                               Representations and Warranties.  Company hereby represents and warrants to Wells Fargo as follows:

(a)                                 Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and each of this Amendment and all such other agreements and instruments has been duly executed and delivered by Company and constitutes the legally valid and binding agreement and obligation of Company, enforceable against Company in accordance with its respective terms.

(b)                                 The execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the Constituent Documents of Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Exhibit D of the Credit Agreement, as updated and amended by this Amendment, are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

30.                               References; Affirmation.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.  The existing Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by a separate agreement or instrument in connection herewith, shall remain in full force and effect, and each of them is hereby ratified and confirmed by Company and Wells Fargo.  Company and Wells Fargo intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Indebtedness evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Indebtedness; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Collateral granted pursuant to the Credit Agreement or any of the other Loan Documents evidencing, governing or creating a Lien on the Collateral.  Company hereby ratifies and reaffirms any and all grants of the Liens to Wells Fargo on the Collateral as security for the Indebtedness, and acknowledges and confirms that the grants of the Liens to Wells Fargo on the Collateral:  (i) represent continuing Liens on all of the Collateral, (ii) secure all of the Indebtedness, and (iii) represent valid first Liens on all of the Collateral, subject only to the

Permitted Liens.  The Credit Agreement, as amended by this Amendment, will be construed as one agreement.

31.                               No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

32.                               Release.  Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

33.                               Costs and Expenses.  Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

34.                               Captions and Headings.  The titles, captions and headings in this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

35.                               Miscellaneous.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

36.                               Notices.  Company acknowledges that, pursuant to Section 7.4 of the Credit Agreement, Wells Fargo has designated the following mailing address and other contact information for Wells Fargo:

Wells Fargo Bank, National Association

MAC C7300-122

1740 Broadway

Denver, Colorado  80274

Attention:  Dustin Jacobson

Fax No.:  303-863-4904

Email:  dustin.jacobson@wellsfargo.com

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		THE SPECTRANETICS CORPORATION

By:	/s/ Dustin Jacobson	By:	/s/ Guy A. Childs
Name: Dustin Jacobson		Name: Guy A. Childs
Its: Authorized Signatory		Its: Chief Financial Officer

Annex A-1